UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2024

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 Hamilton Street, Suite 400 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CAPL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement

On February 20, 2024, in connection with the Applegreen Acquisition (defined under Item 7.01 below), CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), and its subsidiary, Lehigh Gas Wholesale Services, Inc., a Delaware corporation (together with the Partnership, the “Borrowers”), entered into an amendment (the “Amendment”) to the Borrowers’ Credit Agreement, dated as of April 1, 2019 (as amended and restated by the Amendment and Restatement Agreement, dated as of March 31, 2023, the “Credit Agreement”), among the Borrowers, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Citizens Bank, N.A., as administrative agent and collateral agent. The Amendment, among other things, modifies the definition of Consolidated EBITDA contained in the Credit Agreement to permit the full addback of certain lease termination expenses incurred in connection with the Applegreen Acquisition and the addback of other lease termination expenses incurred in connection with future transactions, subject to certain terms and conditions. The Amendment does not become effective until the closing of at least one transaction under the Applegreen Purchase Agreement (defined under Item 7.01 below). All other terms and conditions of the Credit Agreement remain in full force and effect.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 7.01 Regulation FD Disclosure

On January 26, 2024, the Partnership entered into an agreement (“Applegreen Purchase Agreement”) to acquire certain assets from Applegreen Midwest LLC and Applegreen Florida, LLC (collectively, the “Sellers”) (the “Applegreen Acquisition”). The assets will be acquired via the termination of the Partnership’s existing lease agreements with the Sellers at 59 locations, for total consideration of $16.9 million. The Partnership will also acquire for cash the inventory at the locations. The terms of the Partnership’s existing leases with Applegreen Midwest LLC and Applegreen Florida, LLC can be extended to 2049 and 2048, respectively, including all renewal options. The termination of the existing lease agreements pursuant to the Applegreen Purchase Agreement is contemplated to occur during the first and second quarters of 2024 and is subject to customary closing conditions. In addition, the Applegreen Purchase Agreement contains customary representations and warranties of the parties as well as indemnification obligations by the Sellers and the Partnership, respectively, to each other.

The information in this Item 7.01 is being furnished pursuant to Regulation FD and, according to general instruction B.2. of Form 8-K, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. By filing this Current Report on Form 8-K and furnishing the information in this Item 7.01, the Partnership makes no admission as to the materiality of any such information that the Partnership chooses to disclose solely because of Regulation FD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1

First Amendment to Amended and Restated Credit Agreement, dated as of February 20, 2024, by and among CrossAmerica Partners LP, Lehigh Gas Wholesale Services, Inc., certain entities listed on the signature pages thereto, as guarantors, the lenders and L/C issuers party thereto, and Citizens Bank, N.A., as administrative agent and collateral agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Keenan D. Lynch
	Name:	Keenan D. Lynch
	Title:	General Counsel and Chief Administrative Officer

Dated: February 22, 2024